Press Release
Investor Contact: Ahmed Pasha 703-682-6451
Media Contact: Amy Ackerman 703-682-6399

AES Reports Third Quarter 2014 Adjusted Earnings Per Share of $0.37; Lowers 2014 Guidance, Provides 2015 Guidance and Updates Longer-Term Outlook

Highlights

•	Guidance and outlook

◦
Lowering full year 2014 Adjusted EPS guidance range from $1.30-$1.38, to $1.25-$1.31, reflecting the negative impacts from hydrology and a modestly higher than expected effective tax rate; and 2014 Proportional Free Cash Flow guidance range from $1,000-$1,300 million, to $900-$1,000 million, reflecting higher working capital requirements

◦	Providing full year 2015 Adjusted EPS guidance range of $1.30-$1.40 and Proportional Free Cash Flow guidance range of $1,000-$1,350 million

◦
Updating 2016-2018 Adjusted EPS expectations; continues to expect strong growth in 2017 and 2018, as 7,141 MW of projects under construction come on-line; reaffirming 10% to 15% average annual cash flow growth through 2018

•	Year-to-date, repurchased 12.6 million shares for $182 million; the Board increased the repurchase authorization to $150 million, which the Company expects to largely utilize by year-end

•	Accomplishments since the Company's second quarter earnings call in August 2014

◦	Announced three new asset sale transactions for total proceeds of $382 million

◦	Closed financing and broke ground on two projects for a total of 194 MW

◦	Achieved significant milestones to advance its development pipeline in the United States

ARLINGTON, Va., November 6, 2014 – The AES Corporation (NYSE: AES) today reported Adjusted Earnings Per Share (Adjusted EPS, a non-GAAP financial measure) of $0.37 for third quarter 2014, a decrease of $0.02 from third quarter 2013. Third quarter 2014 Adjusted EPS reflects the increased contributions from four of the Company's Strategic Business Units (SBUs), driven primarily by higher revenues and operating margin, which was offset by poor hydrology at the Company's Brazil SBU and plant outages at Masinloc in the Philippines, part of the Company's Asia SBU, which came back on-line in July. Third quarter 2014 Adjusted EPS also reflects the Company's lower ownership interest in Masinloc, following the sale of a minority interest, which is offset by the positive contributions from the repurchase of 29.7 million shares since September 30, 2013.

Third quarter 2014 Diluted Earnings Per Share from Continuing Operations increased $0.44 to $0.67 from third quarter 2013, primarily driven by $361 million in gains from the sale of a minority interest in Masinloc in the Philippines and the sale of the Company's four operating wind projects in the United Kingdom.

"This year we have worked hard to offset most of the roughly $0.20 per share negative impact from poor hydrology in Latin America, outages at a few of our plants and a higher than expected tax rate," said Andrés Gluski, AES President and Chief Executive Officer. "We are continuing to deploy our cash to create value for our shareholders. Today we have over 7,000 MW, or $9 billion, of new capacity and upgrades under construction, which is a new record for us. At the same time, in 2014, we expect to return up to $480 million to shareholders, through dividends and share buybacks, which is the highest in AES' 33-year history."

"While we're disappointed that macro factors and higher working capital requirements have set us back one year in our near-term earnings and cash flow growth projections, our longer-term outlook has not changed," said Tom O'Flynn, AES Executive Vice President and Chief Financial Officer. "Going forward, we are maintaining our expectation of strong free cash flow growth of 10% to 15% annually through 2018, which we will invest by comparing the returns from growth projects against share repurchases, while also increasing our dividend."

Table 1: Key Financial Results

$ in Millions, Except Per Share Amounts	Third Quarter		Year-to-date September 30,		Full Year 2014 Guidance as of 11/6/14
	2014	2013	2014	2013
Adjusted EPS[1]	$0.37	$0.39	$0.89	$1.01	$1.25-$1.31
Diluted EPS from Continuing Operations	$0.67	$0.23	$0.81	$0.61	N/A
Proportional Free Cash Flow[1]	$427	$397	$604	$923	$900-$1,000
Consolidated Net Cash Provided by Operating Activities	$763	$855	$1,216	$2,040	$1,900-$2,200
1 A non-GAAP financial measure. See “Non-GAAP Financial Measures” for definitions and reconciliations to the most comparable GAAP financial measures.

Discussion of Operating Drivers of Adjusted Pre-Tax Contribution (Adjusted PTC, a non-GAAP financial measure) and Adjusted EPS
The Company manages its portfolio in six market-oriented Strategic Business Units (SBUs): US (United States), Andes (Chile, Colombia and Argentina), Brazil, MCAC (Mexico, Central America and Caribbean), EMEA (Europe, Middle East and Africa), and Asia.

Table 2: Adjusted PTC1 by SBU and Adjusted EPS1

$ in Millions, Except Per Share Amounts	Third Quarter			Year-to-date September 30,
	2014	2013	Variance	2014	2013	Variance
US	$156	$132	$24	$311	$328	$(17)
Andes	120	109	11	$277	$278	$(1)
Brazil	—	84	(84)	$184	$204	$(20)
MCAC	124	96	28	$284	$256	$28
EMEA	79	66	13	$267	$234	$33
Asia	2	30	(28)	$33	$101	$(68)
Total SBUs	$481	$517	$(36)	$1,356	$1,401	$(45)
Corp/Other	(127)	(130)	3	$(419)	$(455)	$36
Total AES Adjusted PTC[1,2]	$354	$387	$(33)	$937	$946	$(9)
Adjusted Effective Tax Rate	25%	27%		32%	22%
Diluted Share Count	725	747		727	749
Adjusted EPS[1]	$0.37	$0.39	$(0.02)	$0.89	$1.01	$(0.12)
1 A non-GAAP financial measure. See “Non-GAAP Financial Measures” for definitions and reconciliations to the most comparable GAAP financial measures.
2 Includes $7 million and $22 million of after-tax adjusted equity in earnings for third quarter 2014 and 2013, respectively. Includes $51 million and $51 million of after-tax adjusted equity in earnings for year-to-date September 30, 2014 and 2013, respectively.

For the three months ended September 30, 2014, Adjusted EPS was $0.37. Third quarter 2014 Adjusted PTC decreased $33 million to $354 million. Key drivers of the decline in Adjusted PTC included:

•	US: An overall increase of $24 million, primarily due to higher contributions from an increase in regulatory retail rates at DPL and from the Company's wind businesses.

•	Andes: An overall increase of $11 million, driven by higher volume and spot prices as a result of improved hydrology in Colombia.

•
Brazil: An overall decrease of $84 million, due to lower water inflows, resulting in lower generation and an increase in energy purchases at higher spot prices at Tietê and higher costs at Sul and Eletropaulo.

•
MCAC: An overall increase of $28 million, driven by improved margins in the Dominican Republic, due to lower fuel prices and higher contract rates and government compensation received for spot purchases made as a result of dry hydrological conditions in Panama.

•	EMEA: An overall increase of $13 million, primarily driven by higher availability at Maritza in Bulgaria and contributions from IPP4 Jordan, which came on-line during third quarter 2014.

•
Asia: An overall decrease of $28 million, primarily driven by lower contributions from Masinloc in the Philippines due to the sale of a minority interest in the business and the second quarter 2014 forced outage that extended into July 2014.

•	Corp/Other: An improvement of $3 million, driven by lower interest expense on recourse debt.

For the nine months ended September 30, 2014, Adjusted EPS decreased $0.12, to $0.89, primarily due to a higher effective tax rate of 32%, versus a tax rate of 22% in the nine months ended September 30, 2013.

For the nine months ended September 30, 2014, Adjusted PTC decreased $9 million, to $937 million. Key drivers of Adjusted PTC included:

•
US: An overall decrease of $17 million, primarily driven by one-time gains of $53 million related to the termination of the Beaver Valley PPA in 2013 and a $34 million impact at DPL from temporary forced outages and a lack of available gas in first quarter 2014, partially offset by higher operating performance, primarily at the Company's wind, Hawaii and Southland businesses.

•
Andes: An overall decrease of $1 million, primarily due to lower interest income in Argentina and planned maintenance at Gener in Chile, offset by higher volume and spot prices as a result of improved hydrology in Colombia.

•	Brazil: An overall decrease of $20 million, driven by lower water inflows resulting in lower generation and increased energy purchases at Tietê.

•
MCAC: An overall increase of $28 million, due to higher margins and availability in the Dominican Republic, partially offset by higher energy losses and fixed costs, as well as a one-time unfavorable adjustment to revenue, at the Company's utilities in El Salvador.

•	EMEA: An overall increase of $33 million, driven primarily by a favorable reversal of a liability in Kazakhstan and higher operating performance at Ebute in Nigeria.

•
Asia: An overall decrease of $68 million, primarily due to outages and a one-time retrospective recalculation of November and December 2013 spot prices that occurred in 2014, as well as the sale of a minority interest in Masinloc in the Philippines in July 2014.

•	Corp/Other: An improvement of $36 million, driven by lower interest expense on recourse debt and lower general and administrative expenses.

Discussion of Cash Flow
Third quarter 2014 Proportional Free Cash Flow (a non-GAAP financial measure) was $427 million, an increase of $30 million from third quarter 2013. This increase primarily reflects improved working capital at the Company's utilities in the United States and at Sul in Brazil, due to the recovery of higher pass-through energy purchases in the first half of 2014.

Third quarter 2014 Consolidated Net Cash Provided by Operating Activities decreased $92 million to $763 million, primarily driven by lower operating margin at Tietê in Brazil due to poor hydrological conditions and at Eletropaulo in Brazil as a result of customer refunds, as well as lower operating margin at Masinloc in the Philippines, partially offset by the positive contributions from the Company's utilities in the United States and at Sul in Brazil, as discussed above.

For the nine months ended September 30, 2014, Proportional Free Cash Flow decreased $319 million to $604 million, primarily driven by higher working capital requirements at the Company's utilities in Brazil, the Company's generation businesses in the Dominican Republic and Bulgaria, due to an increase in accounts receivable and in Panama, due to poor hydrology and the resulting higher receivables.

For the nine months ended September 30, 2014, Consolidated Net Cash Provided by Operating Activities decreased $824 million to $1.2 billion, primarily driven by higher working capital requirements at the Company's utilities in Brazil, due to higher energy purchases, higher receivables in the Dominican Republic and poor hydrology in Panama.

Table 3: 2014-2015 Guidance and Longer-Term Expectations

	Adjusted EPS		Proportional Free Cash Flow		Consolidated Net Cash Provided by Operating Activities
	($ Per Share or % Growth)		($ in Millions or % Growth)		($ in Millions)
	Prior Guidance/ Expectations	Current Guidance/ Expectations	Prior Guidance/ Expectations	Current Guidance/ Expectations	Prior Guidance/ Expectations	Current Guidance/ Expectations
2014	$1.30-$1.38; expect low end[1]	$1.25-$1.31	$1,000-$1,300[1]	$900-$1,000	$2,200-$2,800[1]	$1,800-$2,200
2015	4%-6% growth[2]	$1.30-$1.40	10%-15% growth per year, on average[2]	$1,000-$1,350	N/A	$2,000-$2,800
2016	Flat to modest growth[2]	Flat to modest growth		10%-15% growth; no change	N/A	N/A
2017-2018	6%-8% growth[2]	8%-10% growth			N/A	N/A

[1]	As of August 7, 2014.

[2]	As of February 26, 2014.

•	2014 Guidance

◦
The Company is lowering its full year 2014 Adjusted EPS guidance range from $1.30-$1.38, to $1.25-$1.31, reflecting poor hydrology, which the Company now expects to have a negative impact of $0.10, versus its prior expectation of $0.07-$0.10. The revised range also includes the $0.02 negative impact from a higher than expected effective tax rate of 31%-33%, versus its prior expectation of 30%-32%, due to a change in the geographic mix of its earnings contributions.

◦
The Company is lowering its Proportional Free Cash Flow guidance range from $1,000-$1,300 million, to $900-$1,000 million, primarily due to higher working capital requirements at the Company's utilities in Brazil, as a result of poor hydrology and the resulting higher receivables, as well as at Maritza in Bulgaria due to delayed payments from its offtaker and at Gener in Chile, as a result of the timing of VAT receivables related to projects under construction.

◦
The Company is lowering its Consolidated Net Cash Provided by Operating Activities guidance range from $2,200-$2,800 million, to $1,800-$2,200 million, primarily due to higher working capital requirements at Tietê and Eletropaulo in Brazil, of which the Company owns 24% and 16%, respectively, as well as higher receivables at Maritza in Bulgaria and at Gener in Chile.

◦	The Company's revised 2014 guidance reflects currency and commodity forward curves as of October 15, 2014, versus June 30, 2014 in its prior guidance.

•	2015 Guidance

◦
The Company is providing 2015 Adjusted EPS guidance of $1.30-$1.40, primarily reflecting the $0.05 negative impact from macroeconomic factors, including foreign currency devaluation and a decline in expected GDP growth and higher interest rates in Brazil.

◦
The Company is providing 2015 Proportional Free Cash Flow guidance of $1,000-$1,350 million, reflecting higher contributions from the Company's businesses in Brazil and Panama, due to recovery of working capital and improved hydrology, and from Gener in Chile, as a result of recovery of working capital and improved operations.

◦	The Company's 2015 guidance reflects currency and commodity forward curves as of October 15, 2014, versus December 31, 2013 in its prior growth rate expectations.

•	2016-2018 Expectations

◦	The Company expects 2016 Adjusted EPS to reflect flat to modest growth off 2015 guidance provided today.

◦
The Company's expectations for 2017 and 2018 Adjusted EPS remain unchanged. Accordingly, the Company updated its 2017 and 2018 Adjusted EPS growth rates to 8%-10%, reflecting the lower 2016 base and driven primarily by the expected contributions from the Company's 7,141 MW currently under construction.

◦	The Company continues to expect 10%-15% average annual growth in its Proportional Free Cash Flow for 2016-2018, off 2015 guidance provided today.

◦
The Company's 2016-2018 growth rate expectations reflect currency and commodity forward curves as of October 15, 2014, versus its prior expectation as of December 31, 2013. These growth rate expectations reflect lower expected GDP growth in Brazil and higher interest rates in Brazil, as well as unfavorable foreign currency impacts, offset by improvements at DPL in the United States, driven by higher dark spreads and revenue in 2017 and 2018.

Additional Highlights

•	Since its second quarter 2014 earnings call in August 2014, the Company has announced or closed three asset sale transactions for total proceeds of $382 million.

◦	In August, the Company announced the sale of its four operating wind projects in the United Kingdom for $161 million.

◦
In September, the Company announced that it entered into a strategic partnership with the Estrella-Linda Group (Estrella-Linda) for its business in the Dominican Republic. Estrella-Linda acquired an 8% minority interest in AES Dominicana for $96 million.

◦
In October, the Company announced the sale of 100% of its interest in its assets in Turkey for $125 million. When this transaction closes (expected by first quarter 2015), the Company will have exited Turkey.

◦	Since September 2011, the Company has announced or closed $2.4 billion in asset sale proceeds and announced the exit of nine countries.

•	Since its second quarter 2014 earnings call in August 2014, the Company has repurchased 9.3 million shares for $134 million.

◦	Year-to-date, the Company has repurchased 12.6 million shares for $182 million.

◦	The Board of Directors increased the Company's share repurchase authorization to $150 million, which is currently outstanding.

◦	Since September 2011, the Company has repurchased 71.7 million shares, or 9% of its shares outstanding, for $892 million.

•	The Company currently has 4,741 MW, plus 2,400 MW of environmental upgrades, under construction and on track to come on-line through 2018.

◦
In October, the Company closed financing and broke ground on the conversion of the Dominican Power Partners (DPP) plant in the Dominican Republic from simple cycle to combined cycle, which will increase the plant's capacity by 122 MW, to 358 MW. The project has a 6-year PPA with a state-owned utility and is expected to come on-line during the first half of 2017.

◦
In October, the Company closed financing and began construction of the recently-acquired 72 MW fuel oil-fired Estrella del Mar I power barge in Panama. The project has a 5-year PPA with a state-owned generation company and is expected to come on-line in the first half of 2015.

•	The Company achieved significant milestones toward advancing its development pipeline in the United States.

◦
In October, AES Southland in California was awarded 20-year Power Purchase Agreements by Southern California Edison, to build and operate 1,384 MW of combined cycle gas-fired generation and battery-based energy storage.

◦
In October, Indianapolis Power & Light in Indiana submitted a request for approval from the Indiana Utility Regulatory Commission to invest $332 million, to comply with wastewater regulations and convert Harding Street Station Unit 7 from coal to natural gas.

Non-GAAP Financial Measures
See Non-GAAP Financial Measures for definitions of Adjusted Earnings Per Share, Adjusted Pre-Tax Contribution, Proportional Free Cash Flow, as well as reconciliations to the most comparable GAAP financial measures.

Attachments
Consolidated Statements of Operations, Consolidated Balance Sheets, Segment Information, Consolidated Statements of Cash Flows, Non-GAAP Financial Measures, Parent Financial Information, 2014 Financial Guidance Elements and 2015 Financial Guidance Elements.

Conference Call Information
AES will host a conference call on Thursday, November 6, 2014 at 9:00 a.m. Eastern Standard Time (EST). Interested parties may listen to the teleconference by dialing 1-877-201-0168 at least ten minutes before the start of the call. International callers should dial +1-647-788-4901. The Conference ID for this call is 14719881. Internet access to the presentation materials will be available on the AES website at www.aes.com by selecting “Investors” and then “Presentations and Webcasts.”

A webcast replay, as well as a replay in downloadable MP3 format, will be accessible at www.aes.com beginning shortly after the completion of the call.

About AES
The AES Corporation (NYSE: AES) is a Fortune 200 global power company. We provide affordable, sustainable energy to 20 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce of 17,800 people is committed to operational excellence and meeting the world’s changing power needs. Our 2013 revenues were $16 billion and we own and manage $40 billion in total assets. To learn more, please visit www.aes.com. Follow AES on Twitter @TheAESCorp.

Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, our accurate projections of future interest rates, commodity price and foreign currency pricing, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’ filings with the Securities and Exchange Commission (the “SEC”), including, but not limited to, the risks discussed under Item 1A “Risk Factors” and Item 7: Management’s Discussion & Analysis in AES’ 2013 Annual Report on Form 10-K and in subsequent reports filed with the SEC. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Any Stockholder who desires a copy of the Company’s 2013 Annual Report on Form 10-K dated on or about February 25, 2014 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. A copy of the Form 10-K may be obtained by visiting the Company’s website at www.aes.com.

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THE AES CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in millions, except per share amounts)
Revenue:
Regulated	$2,378	$2,062	$6,636	$6,175
Non-Regulated	2,063	1,934	6,378	5,916
Total revenue	4,441	3,996	13,014	12,091
Cost of Sales:
Regulated	(1,956)	(1,663)	(5,732)	(5,082)
Non-Regulated	(1,718)	(1,406)	(4,902)	(4,432)
Total cost of sales	(3,674)	(3,069)	(10,634)	(9,514)
Operating margin	767	927	2,380	2,577
General and administrative expenses	(45)	(53)	(148)	(160)
Interest expense	(390)	(358)	(1,086)	(1,065)
Interest income	69	85	205	213
Loss on extinguishment of debt	(47)	—	(196)	(212)
Other expense	(12)	(15)	(37)	(58)
Other income	12	25	56	106
Gain on disposals and sale of investments	362	3	363	26
Goodwill impairment expense	—	(58)	(154)	(58)
Asset impairment expense	(15)	(16)	(90)	(64)
Foreign currency transaction gains (losses)	(79)	32	(91)	(16)
Other non-operating expense	(16)	(122)	(60)	(122)
INCOME FROM CONTINUING OPERATIONS BEFORE TAXES AND EQUITY IN EARNINGS OF AFFILIATES	606	450	1,142	1,167
Income tax expense	(92)	(126)	(303)	(285)
Net equity in earnings of affiliates	(6)	15	39	21
INCOME FROM CONTINUING OPERATIONS	508	339	878	903
Income (loss) from operations of discontinued businesses, net of income tax expense (benefit) of $0, $(3), $22, and $2, respectively	—	(38)	27	(37)
Net loss from disposal and impairments of discontinued businesses, net of income tax expense (benefit) of $0, $(1), $4, and $(2), respectively	—	(78)	(56)	(111)
NET INCOME	508	223	849	755
Noncontrolling interests:
Less: Income from continuing operations attributable to noncontrolling interests	(20)	(164)	(295)	(449)
Less: Loss from discontinued operations attributable to noncontrolling interests	—	12	9	14
Total net income attributable to noncontrolling interests	(20)	(152)	(286)	(435)
NET INCOME ATTRIBUTABLE TO THE AES CORPORATION	$488	$71	$563	$320
AMOUNTS ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS:
Income from continuing operations, net of tax	$488	$175	$583	$454
Loss from discontinued operations, net of tax	—	(104)	(20)	(134)
Net income	$488	$71	$563	$320
BASIC EARNINGS PER SHARE:
Income from continuing operations attributable to The AES Corporation common stockholders, net of tax	$0.68	$0.23	$0.81	$0.61
Loss from discontinued operations attributable to The AES Corporation common stockholders, net of tax	—	(0.14)	(0.03)	(0.18)
NET INCOME ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$0.68	$0.09	$0.78	$0.43
DILUTED EARNINGS PER SHARE:
Income from continuing operations attributable to The AES Corporation common stockholders, net of tax	$0.67	$0.23	$0.81	$0.61
Loss from discontinued operations attributable to The AES Corporation common stockholders, net of tax	—	(0.14)	(0.03)	(0.18)
NET INCOME ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$0.67	$0.09	$0.78	$0.43
DILUTED SHARES OUTSTANDING	740	747	727	749
DIVIDENDS DECLARED PER COMMON SHARE	$0.05	$—	$0.10	$0.08

THE AES CORPORATION
Strategic Business Unit (SBU) Information
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in millions)
REVENUE
US	$1,002	$966	$2,896	$2,710
Andes	704	629	2,048	2,044
Brazil	1,548	1,275	4,526	3,934
MCAC	693	683	2,023	2,046
EMEA	371	332	1,067	970
Asia	125	113	456	388
Corporate, Other and Inter-SBU eliminations	(2)	(2)	(2)	(1)

Total Revenue	$4,441	$3,996	$13,014	$12,091

THE AES CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2014	December 31, 2013
	(in millions, except share and per share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,670	$1,642
Restricted cash	487	597
Short-term investments	686	668
Accounts receivable, net of allowance for doubtful accounts of $104 and $134, respectively	2,755	2,363
Inventory	741	684
Deferred income taxes	148	166
Prepaid expenses	208	179
Other current assets	1,192	976
Current assets of discontinued operations and held-for-sale businesses	—	464
Total current assets	7,887	7,739
NONCURRENT ASSETS
Property, Plant and Equipment:
Land	903	922
Electric generation, distribution assets and other	30,670	30,596
Accumulated depreciation	(9,981)	(9,604)
Construction in progress	3,475	3,198
Property, plant and equipment, net	25,067	25,112
Other Assets:
Investments in and advances to affiliates	704	1,010
Debt service reserves and other deposits	480	541
Goodwill	1,468	1,622
Other intangible assets, net of accumulated amortization of $156 and $153, respectively	283	297
Deferred income taxes	693	666
Other noncurrent assets	2,401	2,170
Noncurrent assets of discontinued operations and held-for-sale businesses	—	1,254
Total other assets	6,029	7,560
TOTAL ASSETS	$38,983	$40,411
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$2,203	$2,259
Accrued interest	402	263
Accrued and other liabilities	2,121	2,114
Non-recourse debt, including $242 and $267, respectively, related to variable interest entities	2,347	2,062
Recourse debt	—	118
Current liabilities of discontinued operations and held-for-sale businesses	—	837
Total current liabilities	7,073	7,653
NONCURRENT LIABILITIES
Non-recourse debt, including $1,036 and $979, respectively, related to variable interest entities	13,372	13,318
Recourse debt	5,347	5,551
Deferred income taxes	1,165	1,119
Pension and other post-retirement liabilities	1,224	1,310
Other noncurrent liabilities	3,158	3,299
Noncurrent liabilities of discontinued operations and held-for-sale businesses	—	432
Total noncurrent liabilities	24,266	25,029
Cumulative preferred stock of subsidiaries	78	78
EQUITY
THE AES CORPORATION STOCKHOLDERS’ EQUITY
Common stock ($0.01 par value, 1,200,000,000 shares authorized; 814,456,569 issued and 715,960,427 outstanding at September 30, 2014 and 813,316,510 issued and 722,508,342 outstanding at December 31, 2013)	8	8
Additional paid-in capital	8,355	8,443
Retained earnings (accumulated deficit)	413	(150)
Accumulated other comprehensive loss	(3,176)	(2,882)
Treasury stock, at cost (98,496,142 shares at September 30, 2014 and 90,808,168 shares at December 31, 2013)	(1,203)	(1,089)
Total AES Corporation stockholders’ equity	4,397	4,330
NONCONTROLLING INTERESTS	3,169	3,321
Total equity	7,566	7,651
TOTAL LIABILITIES AND EQUITY	$38,983	$40,411

THE AES CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in millions)
OPERATING ACTIVITIES:
Net income	$508	$223	$849	$755
Adjustments to net income:
Depreciation and amortization	312	321	937	982
(Gain) loss on sale of assets and investments	(351)	6	(344)	4
Impairment expenses	31	261	304	309
Deferred income taxes	31	(36)	83	(82)
Provisions for (releases of) contingencies	7	(3)	(41)	33
Loss on the extinguishment of debt	47	—	196	212
Loss on disposals and impairments - discontinued operations	—	77	51	108
Other	89	(49)	135	(26)
Changes in operating assets and liabilities
(Increase) decrease in accounts receivable	(182)	(56)	(494)	135
(Increase) decrease in inventory	(36)	6	(75)	(6)
(Increase) decrease in prepaid expenses and other current assets	60	348	(12)	403
(Increase) decrease in other assets	(123)	(2)	(439)	(149)
Increase (decrease) in accounts payable and other current liabilities	180	(326)	(14)	(578)
Increase (decrease) in income tax payables, net and other tax payables	(63)	68	(239)	(66)
Increase (decrease) in other liabilities	253	17	319	6
Net cash provided by operating activities	763	855	1,216	2,040
INVESTING ACTIVITIES:
Capital Expenditures	(481)	(464)	(1,389)	(1,330)
Acquisitions, net of cash acquired	—	—	(728)	(3)
Proceeds from the sale of businesses, net of cash sold	778	32	1,668	167
Proceeds from the sale of assets	13	9	29	52
Sale of short-term investments	1,137	1,064	3,335	3,375
Purchase of short-term investments	(1,461)	(1,257)	(3,386)	(3,638)
Decrease in restricted cash, debt service reserves and other assets	35	43	162	75
Other investing	6	12	(55)	35
Net cash used in investing activities	27	(561)	(364)	(1,267)
FINANCING ACTIVITIES:
Borrowings (repayments) under the revolving credit facilities, net	(116)	(55)	14	(22)
Issuance of recourse debt	—	—	1,525	750
Issuance of non-recourse debt	543	699	2,253	3,082
Repayments of recourse debt	(356)	(2)	(2,019)	(1,208)
Repayments of non-recourse debt	(290)	(119)	(1,639)	(2,288)
Payments for financing fees	(6)	(21)	(111)	(148)
Distributions to noncontrolling interests	(180)	(174)	(377)	(385)
Contributions from noncontrolling interests	4	81	114	157
Dividends paid on AES common stock	(36)	(29)	(108)	(89)
Payments for financed capital expenditures	(48)	(179)	(360)	(436)
Purchase of treasury stock	(108)	(45)	(140)	(63)
Other financing	(1)	8	4	15
Net cash used in financing activities	(594)	164	(844)	(635)
Effect of exchange rate changes on cash	(41)	2	(55)	(37)
Decrease in cash of discontinued and held-for-sale businesses	—	15	75	23
Total increase in cash and cash equivalents	155	475	28	124
Cash and cash equivalents, beginning	1,515	1,549	1,642	1,900
Cash and cash equivalents, ending	$1,670	$2,024	$1,670	$2,024
SUPPLEMENTAL DISCLOSURES:
Cash payments for interest, net of amounts capitalized	$226	$223	$902	$923
Cash payments for income taxes, net of refunds	$69	$74	$401	$506

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in millions)

SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Assets received upon sale of subsidiaries	$—	$—	$44	$—
Assets acquired through capital lease	$—	$2	$13	$12
Adjusted pre-tax contribution (“adjusted PTC”) and Adjusted earnings per share (“adjusted EPS”) are non-GAAP supplemental measures that are used by management and external users of our consolidated financial statements such as investors, industry analysts and lenders.
We define adjusted PTC as pre-tax income from continuing operations attributable to AES excluding gains or losses of the consolidated entity due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses due to dispositions and acquisitions of business interests, (d) losses due to impairments, and (e) costs due to the early retirement of debt. Adjusted PTC also includes net equity in earnings of affiliates on an after-tax basis adjusted for the same gains or losses excluded from consolidated entities.

We define adjusted EPS as diluted earnings per share from continuing operations excluding gains or losses of both consolidated entities and entities accounted for under the equity method due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses due to dispositions and acquisitions of business interests, (d) losses due to impairments, and (e) costs due to the early retirement of debt.
The GAAP measure most comparable to adjusted PTC is income from continuing operations attributable to AES. The GAAP measure most comparable to adjusted EPS is diluted earnings per share from continuing operations. We believe that adjusted PTC and adjusted EPS better reflect the underlying business performance of the Company and are considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability due to unrealized gains or losses related to derivative transactions, unrealized foreign currency gains or losses, losses due to impairments and strategic decisions to dispose of or acquire business interests or retire debt, which affect results in a given period or periods. In addition, for adjusted PTC, earnings before tax represents the business performance of the Company before the application of statutory income tax rates and tax adjustments, including the effects of tax planning, corresponding to the various jurisdictions in which the Company operates. Adjusted PTC and adjusted EPS should not be construed as alternatives to income from continuing operations attributable to AES and diluted earnings per share from continuing operations, which are determined in accordance with GAAP.

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

RECONCILIATION OF ADJUSTED PRE-TAX CONTRIBUTION (PTC) AND ADJUSTED EPS

	Three Months Ended September 30, 2014			Three Months Ended September 30, 2013			Nine Months Ended September 30, 2014			Nine Months Ended September 30, 2013
	Net of NCI(1)	Per Share (Diluted) Net of NCI(1) and Tax		Net of NCI(1)	Per Share (Diluted) Net of NCI(1) and Tax		Net of NCI(1)	Per Share (Diluted) Net of NCI(1) and Tax		Net of NCI(1)	Per Share (Diluted) Net of NCI(1) and Tax
	(In millions, except per share amounts)
Loss (Income) from continuing operations attributable to AES and Diluted EPS	$488	$0.67		$175	$0.23		$583	$0.81		$454	$0.61
Add back income tax expense from continuing operations attributable to AES	64			55			138			96
Pre-tax contribution	$552			$230			$721			$550
Adjustments
Unrealized derivative (gains)/ losses(2)	$11	$0.01		$(7)	$—		$(21)	$(0.02)		$(46)	$(0.04)
Unrealized foreign currency transaction (gains)/ losses(3)	62	0.06		(21)	(0.02)		95	0.07		28	0.04
Disposition/ acquisition (gains)/ losses	(367)	(0.51)	(4)	(4)	—		(366)	(0.51)	(5)	(30)	(0.03)	(6)
Impairment losses	30	0.08	(7)	189	0.18	(8)	295	0.34	(9)	237	0.23	(10)
Loss on extinguishment of debt	66	0.06	(11)	—	—		213	0.20	(12)	207	0.20	(13)
Adjusted pre-tax contribution and Adjusted EPS	$354	$0.37		$387	$0.39		$937	$0.89		$946	$1.01
_____________________________

(1)	NCI is defined as Noncontrolling Interests.

(2)
Unrealized derivative (gains) losses were net of income tax per share of $0.00 and $(0.01) in the three months ended September 30, 2014 and 2013, and of $(0.01) and $(0.03) in the nine months ended September 30, 2014 and 2013, respectively.

(3)
Unrealized foreign currency transaction (gains) losses were net of income tax per share of $0.03 and $(0.01) in the three months ended September 30, 2014 and 2013, and of $0.04 and $0.01 in the nine months ended September 30, 2014 and 2013, respectively.

(4)
Amount primarily relates to the gain from the sale of a noncontrolling interest in Masinloc for $283 million ($283 million, or $0.39 per share, net of income tax per share of $0.00), the gain from the sale of the UK wind projects for $78 million ($78 million, or $0.11 per share, net of income tax per share of $0.00), and the tax benefit of $12 million ($0.02 per share) associated with the agreement executed in September 2014 to sell a noncontrolling interest in our Dominican Republic businesses, and the tax expense of $4 million ($0.01 per share) related to Silver Ridge Power transaction.

(5)
Amount primarily relates to the gain from the sale of a noncontrolling interest in Masinloc for $283 million ($283 million, or $0.39 per share, net of income tax per share of $0.00), the gain from the sale of the UK wind projects for $78 million ($78 million, or $0.11 per share, net of income tax per share of $0.00), and the tax benefit of $12 million ($0.02 per share) associated with the agreement executed in September 2014 to sell a noncontrolling interest in our Dominican Republic businesses, and the tax expense of $4 million ($0.01 per share) related to Silver Ridge Power transaction.

(6)
Amount primarily relates to the gain from the sale of the remaining 20% interest in Cartagena for $20 million ($14 million, or $0.02 per share, net of income tax per share of $0.01), the gain from the sale of wind turbines for $3 million ($2 million, or $0.00 per share, net of income tax per share of $0.00), the gain from the sale of Trinidad for $3 million ($2 million, or $0.00 per share, net of income tax per share of $0.00) as well as the gain from the sale of Chengdu, an equity method investment in China for $3 million ($2 million, or $0.00 per share, net of income tax per share of $0.00).

(7)
Amount primarily relates to the other-than-temporary impairment of our equity method investment at Entek of $18 million ($12 million, or $0.02 per share, net of income tax per share of $0.01), the asset impairment at Ebute of $15 million ($23 million, or $0.03 per share, net of noncontrolling interest of $1 million and of income tax per share of $(0.01)), and a tax benefit of $25 million ($0.03 per share) associated with the previously recognized goodwill impairment at DPLER.

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

RECONCILIATION OF ADJUSTED PRE-TAX CONTRIBUTION (PTC) AND ADJUSTED EPS

(8)
Amount primarily relates to other-than-temporary impairment of our equity method investment at Elsta of $122 million ($89 million, or $0.12 per share, net of income tax per share of $0.04). Amount also includes asset impairment at Itabo (San Lorenzo) of $15 million ($6 million, or $0.01 per share, net of noncontrolling interest of $8 million and of income tax per share of $0.00) as well as goodwill impairment at Ebute of $58 million ($43 million, or $0.06 per share, net of income tax per share of $0.02).

(9)
Amount primarily relates to the goodwill impairments at DPLER of $136 million ($117 million, or $0.16 per share, net of income tax per share of $0.03), at Buffalo Gap of $18 million ($18 million, or $0.03 per share, net of income tax per share of $0.00), and asset impairments at Ebute of $67 million ($57 million, or $0.08 per share, net of noncontrolling interest of $3 million and of income tax per share of $0.01), at DPL of $12 million ($8 million, or $0.01 per share, net of income tax per share of $0.01), at Newfield of $11 million ($6 million, or $0.00 per share, net of noncontrolling interest of $6 million and of income tax per share of $0.00) as well as other-than-temporary impairment of our equity method investment at Silver Ridge Power of $42 million ($28 million, or $0.04 per share, net of income tax per share of $0.02) and at Entek of $18 million ($12 million, or $0.02 per share, net of income tax per share of $0.01).

(10)
Amount primarily relates to other-than-temporary impairment of our equity method investment at Elsta in the Netherlands of $122 million ($89 million, or $0.12 per share, net of income tax per share of $0.04). Amount also includes asset impairment at Beaver Valley of $46 million ($33 million, or $0.04 per share, net of income tax per share of $0.02), asset impairment at Itabo (San Lorenzo) of $15 million ($6 million, or $0.01 per share, net of noncontrolling interest of $8 million and of income tax per share of $0.00) as well as goodwill impairment at Ebute of $58 million ($43 million, or $0.06 per share, net of income tax per share of $0.02).

(11)
Amount primarily relates to the loss on early retirement of debt at Corporate of $43 million ($25 million, or $0.03 per share, net of income tax per share of $0.03), at UK wind projects of $18 million ($14 million, or $0.02 per share, net of income tax per share of $0.01) and at Gener of $6 million ($3 million, or $0.00 per share, net of noncontrolling interest of $2 million and of income tax per share of $0.00).

(12)
Amount primarily relates to the loss on early retirement of debt at Corporate of $188 million ($123 million, or $0.17 per share, net of income tax per share of $0.09), at UK wind projects of $18 million ($14 million, or $0.02 per share, net of income tax per share of $0.01) and at Gener of $8 million ($4 million, or $0.01 per share, net of noncontrolling interest of $2 million and of income tax per share of $0.00).

(13)
Amount primarily relates to the loss on early retirement of debt at Corporate of $165 million ($120 million, or $0.16 per share, net of income tax per share of $0.06) and at Masinloc of $43 million ($29 million, or $0.04 per share, net of noncontrolling interest of $3 million and of income tax per share of $0.01).

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(in millions)
Calculation of Maintenance Capital Expenditures for Free Cash Flow (1) Reconciliation Below:
Maintenance Capital Expenditures	$169	$166	$458	$526
Environmental Capital Expenditures	62	72	172	145
Growth Capital Expenditures	298	405	1,119	1,095
Total Capital Expenditures	$529	$643	$1,749	$1,766

Reconciliation of Proportional Operating Cash Flow(2)
Consolidated Operating Cash Flow	$763	$855	$1,216	$2,040
Less: Proportional Adjustment Factor (3)	208	327	251	694
Proportional Operating Cash Flow (2)	$555	$528	$965	$1,346

Reconciliation of Free Cash Flow(1)
Consolidated Operating Cash Flow	$763	$855	$1,216	$2,040
Less: Maintenance Capital Expenditures, net of reinsurance proceeds	169	166	458	526
Less: Non-Recoverable Environmental Capital Expenditures	16	22	52	69
Free Cash Flow(1)	$578	$667	$706	$1,445

Reconciliation of Proportional Free Cash Flow(1),(2)
Proportional Operating Cash Flow	$555	$528	965	1,346
Less: Proportional Maintenance Capital Expenditures, net of reinsurance proceeds (3)	116	114	322	372
Less: Proportional Non-Recoverable Environmental Capital Expenditures (3)	12	17	39	51
Proportional Free Cash Flow(1),(2)	$427	$397	$604	$923

(1)
Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including non-recoverable environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

(2)
AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company's estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Net Cash from Operating Activities (Operating Cash Flow) is a GAAP metric which presents the Company's cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation of the Company. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

been made to estimate our proportional financial measures. These assumptions include: (i) the Company's economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company's economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company's economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company's equity method investments is not reflected and (v) inter-segment transactions are included as applicable for the metric presented.

(3)
The proportional adjustment factor, proportional maintenance capital expenditures (net of reinsurance proceeds), and proportional non-recoverable environmental capital expenditures are calculated by multiplying the percentage owned by non-controlling interests for each entity by its corresponding consolidated cash flow metric and adding up the resulting figures. For example, the Company owns approximately 70% of AES Gener, its subsidiary in Chile. Assuming a consolidated net cash flow from operating activities of $100 from AES Gener, the proportional adjustment factor for AES Gener would equal approximately $30 (or $100 x 30%). The Company calculates the proportional adjustment factor for each consolidated business in this manner and then adds these amounts together to determine the total proportional adjustment factor used in the reconciliation. The proportional adjustment factor may differ from the proportion of income attributable to non-controlling interests as a result of (a) non-cash items which impact income but not cash and (b) AES’ ownership interest in the subsidiary where such items occur.

The AES Corporation
Parent Financial Information
Parent only data: last four quarters
(in millions)	Quarters Ended
Total subsidiary distributions & returns of capital to Parent	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
	Actual	Actual	Actual	Actual
Subsidiary distributions(1) to Parent & QHCs	$1,139	$1,192	$1,290	$1,260
Returns of capital distributions to Parent & QHCs	96	65	40	193
Total subsidiary distributions & returns of capital to Parent	$1,235	$1,257	$1,330	$1,453

Parent only data: quarterly
($ in millions)	Quarter Ended
Total subsidiary distributions & returns of capital to Parent	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
	Actual	Actual	Actual	Actual
Subsidiary distributions to Parent & QHCs	$295	$210	$232	$402
Returns of capital distributions to Parent & QHCs	31	26	9	30
Total subsidiary distributions & returns of capital to Parent	$326	$236	$241	$432

Parent Company Liquidity (2)
($ in millions)	Balance at
	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
	Actual	Actual	Actual	Actual
Cash at Parent & Cash at QHCs (3)	$229	$15	$26	$132
Availability under credit facilities	799	679	799	799
Ending liquidity	$1,028	$694	$825	$931

(1)
Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP. Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of the difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

(2)
Parent Company Liquidity is defined as cash at the Parent Company plus availability under corporate credit facilities plus cash at qualified holding companies (QHCs). AES believes that unconsolidated Parent Company liquidity is important to the liquidity position of AES as a Parent Company because of the non-recourse nature of most of AES’s indebtedness.

(3)
The cash held at QHCs represents cash sent to subsidiaries of the company domiciled outside of the US. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the Parent Company. Cash at those subsidiaries was used for investment and related activities outside of the US. These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US. Since the cash held by these QHCs is available to the Parent, AES uses the combined measure of subsidiary distributions to Parent and QHCs as a useful measure of cash available to the Parent to meet its international liquidity needs.

THE AES CORPORATION
2014 FINANCIAL GUIDANCE ELEMENTS(1), (2)

2014 Financial Guidance
	As of 8/7/14		As of 11/6/14
	Consolidated	Proportional	Consolidated	Proportional
Income Statement Guidance
Adjusted Earnings Per Share (3)	$1.30-$1.38		$1.25-$1.31
Cash Flow Guidance
Net Cash Provided by Operating Activities	$2,200-$2,800 million		$1,800-$2,200 million
Free Cash Flow (4)		$1,000-$1,300 million		$900-$1,000 million
Reconciliation of Free Cash Flow Guidance
Net Cash from Operating Activities	$2,200-$2,800 million	$1,650-$1,950 million	$1,800-$2,200 million	$1,450-$1,550 million
Less: Maintenance Capital Expenditures	$700-$1,000 million	$500-$800 million	$650-$850 million	$450-$650 million
Free Cash Flow (4)	$1,350-$1,950 million	$1,000-$1,300 million	$1,050-$1,450 million	$900-$1,000 million

(1)	2014 Guidance is based on expectations for future foreign exchange rates and commodity prices as of September 30, 2014.

(2)
AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company's estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Net Cash from Operating Activities (Operating Cash Flow) is a GAAP metric which presents the Company's cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation of the Company. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company's economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company's economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company's economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company's equity method investments is not reflected and (v) inter-segment transactions are included as applicable for the metric presented.

(3)
Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses due to dispositions and acquisitions of business interests, (d) losses due to impairments, and (e) costs due to the early retirement of debt. The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company's internal evaluation of financial performance. Factors in this determination include the variability due to unrealized gains or losses related to derivative transactions, unrealized foreign currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Adjusted earnings per share should not be construed as an alternative to diluted earnings per share from continuing operations, which is determined in accordance with GAAP. In providing its full year 2014 Adjusted EPS guidance, the Company notes that there could be differences between expected reported earnings and estimated operating earnings for matters such as, but not limited to: (a) unrealized gains or losses related to derivative transactions (as of September 30, 2014, $0.02 per share); (b) unrealized foreign currency gains or losses (as of September 30, 2014, $(0.07) per share); (c) gains or losses due to dispositions and acquisitions of business interests (as of September 30, 2014, $0.51 per share); (d) losses due to impairments (as of September 30, 2014, $(0.34) per share); and (e) costs due to the early retirement of debt (as of September 30, 2014, $(0.20) per share). At this time, management is not able to estimate the aggregate impact, if any, of these items on reported earnings for the year. Accordingly, the Company is not able to provide a corresponding GAAP equivalent for its Adjusted EPS guidance.

(4)
Free Cash Flow is reconciled above. Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

THE AES CORPORATION
2015 FINANCIAL GUIDANCE ELEMENTS(1), (2)

2015 Financial Guidance
As of 11/6/14
	Consolidated	Proportional
Income Statement Guidance
Adjusted Earnings Per Share (3)	$1.30-$1.40
Cash Flow Guidance
Net Cash Provided by Operating Activities	$2,000-$2,800 million
Free Cash Flow (4)		$1,000-$1,350 million
Reconciliation of Free Cash Flow Guidance
Net Cash from Operating Activities	$2,000-$2,800 million	$1,650-$2,000 million
Less: Maintenance Capital Expenditures	$700-$1,000 million	$500-$800 million
Free Cash Flow (4)	$1,150-$1,950 million	$1,000-$1,350 million

(1)	2015 Guidance is based on expectations for future foreign exchange rates and commodity prices as of September 30, 2014.

(2)
AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company's estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Net Cash from Operating Activities (Operating Cash Flow) is a GAAP metric which presents the Company's cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation of the Company. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company's economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company's economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company's economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company's equity method investments is not reflected and (v) inter-segment transactions are included as applicable for the metric presented.

(3)
Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses due to dispositions and acquisitions of business interests, (d) losses due to impairments, and (e) costs due to the early retirement of debt. The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company's internal evaluation of financial performance. Factors in this determination include the variability due to unrealized gains or losses related to derivative transactions, unrealized foreign currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Adjusted earnings per share should not be construed as an alternative to diluted earnings per share from continuing operations, which is determined in accordance with GAAP.

(4)
Free Cash Flow is reconciled above. Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.